Exhibit 99.1

Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204 News Release

FOR RELEASE
5 a.m. EDT, May 3, 2012

Media Contact:	Investor Contact:
Steven Corson	Bill Valach
Corporate Communications	Director, Investor Relations
Phone: 503-464-8444	Phone: 503-464-7395

Portland General Electric Reports
First Quarter 2012 Financial Results

EPS of $0.65 per diluted share for the first quarter of 2012
2012 earnings guidance reaffirmed for $1.85 to $2.00 EPS

Portland, Ore, May 3, 2012 — Portland General Electric Company (NYSE: POR) today reported net income of $49 million, or $0.65 per diluted share, for the first quarter of 2012, compared with $69 million, or $0.92 per diluted share, for the first quarter of 2011. The decrease in net income was the result of a significant reduction in hydro generation, decreased energy deliveries and higher production and distribution costs for the first quarter of 2012 compared with the first quarter of 2011.

Total revenues for the first quarter of 2012 decreased $5 million, or 1%, compared with the first quarter of 2011, due to lower volumes of energy sales and a decrease in average retail prices, partially offset by a tax credit refund to customers in the first quarter of 2011. For 2012, PGE projects that energy deliveries will be comparable to weather adjusted 2011 levels.

Purchased power and fuel expense increased $1 million, or 1%, in the first quarter of 2012 compared with the first quarter of 2011, due to an increase in power costs of $8 million, or 5%, offset by a reduction in total system load of $7 million, or 3%. The average variable power cost increased to $35.49 per MWh in the first quarter of 2012 from $33.94 per MWh in the first quarter of 2011.

“I’m pleased with PGE’s solid financial performance in the first quarter of 2012,” said Jim Piro, President and Chief Executive Officer. “We’ve seen a significant decrease from last year’s extraordinary hydro generation, but our operating performance was strong and in-line with expectations. We remain focused on managing costs, and are on track to meet our financial and operating objectives for the year.”

First Quarter Operating Results

Net income for the first quarter of 2012 was $49 million, down 29% from $69 million for the same period last year, primarily due to: a 27% reduction in hydro generation; decreased energy deliveries; higher maintenance and operating expenses as a result of increased generation from PGE’s thermal plants; and an insurance recovery recognized in the first quarter of 2011.

Total revenues for the first quarter of 2012 were $479 million, down 1% from $484 million in the same period last year.

Retail revenues were $462 million, a decrease of $1 million compared with the same period last year, due to the net effect of: an $8 million decrease in energy sold; a $3 million net decrease resulting from various tariff changes effective January 1, 2012, which includes an increase due to the shortened operating life for the Boardman plant; a $2 million decrease related to decoupling; a $5 million increase from the refund of tax credits related to the Company’s Independent Spent Fuel Storage Installation (“ISFSI”) issued to customers in the first quarter of 2011, which are not applicable in 2012; a $3 million increase in deliveries to direct access customers; and a $4 million increase resulting from several items, the largest of which was approximately $1 million.

Wholesale revenues in the first quarter of 2012 declined 23%, compared with the first quarter of 2011, due to a 19% decrease in sales volume and a 2% decrease in average price. Lower wholesale power prices were driven by low natural gas prices.

Purchased power and fuel expense for the first quarter of 2012 was $195 million, an increase of $1 million, or 1%, compared with the first quarter of 2011.

Power costs increased $8 million or 5%, compared with the same period last year, primarily due to a reduction in hydro generation and higher fuel costs for thermal generation, offset by a $7 million decrease in power costs due to a 3% decline in total system load.

Energy received from hydroelectric resources decreased 27% quarter over quarter, and was 6% above the levels projected in PGE’s 2012 annual power cost update tariff (“AUT”) for the current quarter, compared with 16% above the 2011 AUT projected values in the first quarter of last year. Thermal generation represented 40% of PGE’s total system load in the first quarter of 2012, compared with 24% in the first quarter of 2011, when lower-cost purchased power and increased hydro generation economically displaced a significant amount of PGE’s thermal generation. Wind generation from our Biglow Canyon wind farm increased 13%, quarter over quarter, due to improved wind conditions.

For the first quarter of 2012, actual net variable power costs (“NVPC”) were approximately $5 million below baseline NVPC and within the lower deadband of the power cost adjustment mechanism (“PCAM”). As forecasted, NVPC for the year ending December 31, 2012 is currently estimated to be below the baseline NVPC but within the established deadband range for fiscal year 2012. As a result, no estimated refund to customers was recorded as of March 31, 2012. For the same quarter last year, actual NVPC was approximately $19 million below baseline NVPC, with PGE recording an estimated refund to customers of approximately $4 million.

Production and distribution expense was $53 million for the first quarter of 2012, an increase of $11 million, or 26%, compared with the first quarter of 2011. The increase, quarter over quarter, was primarily due to: increases in operating and maintenance costs at the Company’s thermal generating plants as a result of a 58% increase in thermal generation; higher delivery system costs; and an insurance recovery related to the Selective Water Withdrawal project recorded in the first quarter of 2011.

Administrative and other expense was $54 million, an increase of $2 million, or 4%, in the first quarter of 2012 compared with the first quarter of 2011 due to higher employee pension expenses resulting from a lower discount rate and return on pension trust assets.

Depreciation and amortization expense was $62 million, an increase of $6 million, or 11%, in the first quarter of 2012, compared with the first quarter of 2011. The increase was primarily due to the amortization of ISFSI tax credits ending in December 2011 and a shorter operating life for the Boardman plant, effective in the third quarter of 2011, which was partially offset by a deferral of costs, as approved in the 2011 General Rate Case, related to four capital projects.

2012 Earnings Guidance

PGE’s 2012 earnings are expected to be within the previously disclosed guidance range of $1.85 to $2.00 per diluted share. Guidance is based on the following assumptions:

•	Retail energy deliveries approximately 1% to 1.5% higher than weather adjusted 2011 levels, excluding certain paper customers that do not significantly impact the Company’s gross margin;

•	Normal thermal plant availability, and hydro generation slightly above projections included in the AUT;

•	Wind estimates based on wind studies completed in connection with the permitting of the wind farm;

•	Operating and maintenance costs in line with expectations; and

•	Capital deferrals of $17 million for the current year, with $4 million reported in the first quarter.

First Quarter 2012 Earnings Call and Web cast — May 3, 2012

PGE will host a conference call with financial analysts and investors on Thursday, May 3, 2012, at 11 a.m. EDT. The conference call will be web cast live on the PGE website at www.PortlandGeneral.com. A replay of the call will be available beginning at 2 p.m. EDT on Thursday, May 3, 2012 through Thursday, May 10, 2012.

Jim Piro, President and CEO; Maria Pope, Senior Vice President, Finance, CFO, and Treasurer; and Bill Valach, Director, Investor Relations, will participate in the call. Management will respond to questions following formal comments.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

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About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 825,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The Company’s headquarters are located at 121 SW Salmon Street, Portland, Oregon, 97204. Visit PGE’s website at www.PortlandGeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the Company’s Integrated Resource Plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity and the sale of excess energy during periods of low wholesale market prices; operational risks relating to the Company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy market conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; problems or delays in completing capital projects, resulting in the abandonment of such projects or the failure to complete such projects on schedule or within budget, which could result in the Company’s inability to recover project costs; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as of the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company’s most recent Annual Report on Form 10-K and the Company’s reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.
POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues, net	$479	$484
Operating expenses:
Purchased power and fuel	195	194
Production and distribution	53	42
Administrative and other	54	52
Depreciation and amortization	62	56
Taxes other than income taxes	27	25
Total operating expenses	391	369
Income from operations	88	115
Other income:
Allowance for equity funds used during construction	1	1
Miscellaneous income, net	3	2
Other income, net	4	3
Interest expense	28	27
Income before income taxes	64	91
Income taxes	15	22
Net income and net income attributable to Portland General Electric Company	$49	$69

Weighted-average shares outstanding (in thousands):
Basic	75,423	75,318
Diluted	75,443	75,337

Earnings per share: Basic and diluted	$0.65	$0.92

Dividends declared per common share	$0.265	$0.260

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$8	$6
Accounts receivable, net	156	144
Unbilled revenues	79	101
Inventories	81	71
Margin deposits	98	80
Regulatory assets - current	232	216
Deferred income tax assets	39	33
Other current assets	87	65
Total current assets	780	716
Electric utility plant, net	4,288	4,285
Regulatory assets - noncurrent	588	594
Nuclear decommissioning trust	36	37
Non-qualified benefit plan trust	36	36
Other noncurrent assets	61	65
Total assets	$5,789	$5,733

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$80	$111
Liabilities from price risk management activities - current	242	216
Short-term debt	—	30
Current portion of long-term debt	100	100
Accrued expenses and other current liabilities	166	157
Total current liabilities	588	614
Long-term debt, net of current portion	1,635	1,635
Regulatory liabilities - noncurrent	742	720
Deferred income taxes	557	529
Liabilities from price risk management activities - noncurrent	173	172
Unfunded status of pension and postretirement plans	197	195
Non-qualified benefit plan liabilities	102	101
Other noncurrent liabilities	100	101
Total liabilities	4,094	4,067
Total equity	1,695	1,666
Total liabilities and equity	$5,789	$5,733

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Cash flows from operating activities:
Net income	$49	$69
Depreciation and amortization	62	56
Other non-cash items, net, included in net income	39	37
Changes in working capital	(43)	(16)
Other, net	3	—
Net cash provided by operating activities	110	146
Cash flows from investing activities:
Capital expenditures	(69)	(69)
Sale of solar power facility	10	—
Other, net	1	(1)
Net cash used in investing activities	(58)	(70)
Cash flows from financing activities:
Payments on long-term debt	—	(10)
Maturities of commercial paper, net	(30)	(19)
Dividends paid	(20)	(20)
Noncontrolling interests’ capital distributions	—	(4)
Net cash used in financing activities	(50)	(53)
Increase in cash and cash equivalents	2	23
Cash and cash equivalents, beginning of period	6	4
Cash and cash equivalents, end of period	$8	$27

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Revenues (dollars in millions):
Retail:
Residential	$256	$256
Commercial	156	156
Industrial	53	54
Subtotal	465	466
Other accrued revenues	(3)	(3)
Total retail revenues	462	463
Wholesale revenues	10	13
Other operating revenues	7	8
Total revenues	$479	$484

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	2,259	2,291
Commercial	1,733	1,747
Industrial	810	844
Total retail energy sales	4,802	4,882
Delivery to direct access customers:
Commercial	106	84
Industrial	196	180
	302	264
Total retail energy sales and deliveries	5,104	5,146
Wholesale energy deliveries	388	477
Total energy sold and delivered	5,492	5,623

Number of retail customers at end of period:
Residential	722,419	719,734
Commercial	101,711	100,990
Industrial	211	236
Direct access	439	233
Total retail customers	824,780	821,193

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended March 31,
	2012	2011
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	1,077	1,133
Natural gas	1,130	268
Total thermal	2,207	1,401
Hydro	583	570
Wind	246	217
Total generation	3,036	2,188
Purchased power:
Term	1,216	1,561
Hydro	414	802
Wind	74	73
Spot	783	1,088
Total purchased power	2,487	3,524
Total system load	5,523	5,712
Less: wholesale sales	(388)	(477)
Retail load requirement	5,135	5,235

	Heating Degree-days
	2012	2011
January	740	714
February	618	683
March	609	577
1st Quarter	1,967	1,974

Average	1,848	1,845
Note: “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).